Exhibit 5.1

www.rimonlaw.com

September 17, 2020

Neonode Inc.

Storgatan 23C, 114 55

Stockholm, Sweden

Ladies and Gentlemen:

This opinion is furnished to Neonode Inc., a Delaware corporation (the “Company”), in connection with the resale under the Securities Act of 1933, as amended (the “Securities Act”), of 1,611,845 shares of the Company’s common stock, par value $0.001 per share, that are issued and outstanding (the “Shares”), up to 56,154 shares of the Company’s common stock, par value $0.001 per share, (the “Series C-1 Conversion Shares”) that are issuable upon conversion of outstanding shares of the Company’s Series C-1 5% Convertible Preferred Stock (the “Series C-1 Preferred Stock”), and up to 628,224 shares of the Company’s common stock, par value $0.001 per share, (the “Series C-2 Conversion Shares” and together with the Series C-1 Conversion Shares, the “Conversion Shares”) that are issuable upon conversion of outstanding shares of the Company’s Series C-2 5% Convertible Preferred Stock (the “Series C-2 Preferred Stock” and together with the Series C-1 Preferred Stock, the “Preferred Stock”), pursuant to the Registration Statement on Form S-3 (File No. 333-248614) (the “Registration Statement”) filed by the Company on September 4, 2020 with the Securities and Exchange Commission (the “Commission”) and the related prospectus included therein (the “Prospectus”).

As counsel to the Company, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the issuance and sale of the Shares and the Conversion Shares. We have examined the Registration Statement, the Preferred Stock, the Restated Certificate of Incorporation of the Company, as amended, the Company’s Bylaws, certain resolutions of the Company’s Board of Directors, and other proceedings of the Company related thereto. We have also examined such records, documents, and certificates of public officials and of the Company, made such inquiries of officers of the Company and public officials, and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

Based upon the foregoing, we are of the opinion that (i) the Shares have been duly authorized, validly issued, and are fully paid and nonassessable, (ii) the Series C-1 Conversion Shares have been duly authorized and, when issued and delivered by the Company upon conversion of the Series C-1 Preferred Stock in accordance with their terms, and (iii) the Series C-2 Conversion Shares have been duly authorized and, when issued and delivered by the Company upon conversion of the Series C-2 Preferred Stock in accordance with their terms, will be validly issued, fully paid and nonassessable.

We do not express or purport to express any opinions with respect to laws other than the Federal laws of the United States of America and the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such law.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the prospectus constituting a part thereof and any amendments thereto. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Rimon P.C.

Rimon, P.C.

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